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Investor Relations:	Media Relations:
Gregg Haddad	Amy Knapp
813-865-1284	813-290-6208
gregg.haddad@wellcare.com	amy.knapp@wellcare.com

WELLCARE ELECTS ALEC R. CUNNINGHAM
AS CHIEF EXECUTIVE OFFICER

Tampa, Florida (December 21, 2009) – WellCare Health Plans, Inc. (NYSE: WCG) today announced that Alec R. Cunningham, age 42, president of WellCare’s Florida and Hawaii division, has been elected the Company’s chief executive officer, effective December 28, 2009.  Mr. Cunningham will succeed current president and chief executive officer Heath Schiesser, who, as previously announced, will leave the Company at the end of this year.

“The Board of Directors is delighted to have Alec serve as our chief executive officer,” said Charles G. Berg, WellCare’s executive chairman.  “Alec is a proven leader who has earned the respect and confidence of his colleagues and our Board of Directors, as well as our provider partners, government clients, and regulators.”

“WellCare has made significant progress over the past two years,” Mr. Cunningham said.  “Thanks to the dedication and capability of our leadership team and associates, we are well positioned to help our government clients and providers deliver quality, affordable health care to our members.”

“The Board’s decision reflects our confidence in WellCare’s deep and experienced senior management team,” concluded Mr. Berg.  “We are fortunate to have so many talented executives and associates who are focused on our future success.”

Mr. Cunningham brings substantial government managed care experience to his new position.  He joined WellCare’s executive team in 2005 as vice president of business development.  In that role, he led teams to secure and implement significant new Medicaid contracts in Georgia, Ohio, and Hawaii.  More recently, Mr. Cunningham has been president of WellCare’s largest operating division, serving Medicare and Medicaid members in Florida and Hawaii.  Throughout his time at WellCare, Mr. Cunningham also has played a leadership role in the Company’s government affairs activities.

Prior to joining WellCare, Mr. Cunningham was vice president of business development and compliance at WellPoint, Inc. (NYSE: WLP), where he was responsible for developing and managing health care products for state-sponsored programs.  Prior to that, Mr. Cunningham worked with the state of Oklahoma, first on the Governor’s staff and then at the Oklahoma Health Care Authority, where he participated in the development of the state’s Medicaid managed care program.  He received his undergraduate degree from Oklahoma State University and his Master of Business Administration from the University of Southern California.

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About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans.  The Company served approximately 2.3 million members nationwide as of September 30, 2009.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, WellCare’s current projected financial outlook for 2009 and beyond, progress toward key initiatives such as increased reliability of the Company’s data and reporting, and the management of costs and compliance with the requirements of CMS.

Additional information concerning these and other important risks and uncertainties can be found under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s 2008 Annual Report on Form 10-K, as amended, and other filings made with the U.S. Securities and Exchange Commission, which contain discussions of WellCare’s business and the various factors that may affect it.  WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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